UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2016

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road

Boulder, Colorado  80301

(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
As previously disclosed, in June 2015, U.S. Customs and Border Protection (“U.S. Customs”) sent DynaEnergetics U.S. Inc., a subsidiary of Dynamic Materials Corporation (the “Company”) a Notice of Action that proposed to classify certain of its imports as subject to anti-dumping and countervailing duties pursuant to a 2010 anti-dumping duty (“AD”) order on Oil Country Tubular Goods (“OCTG”) from China and the companion countervailing duty (“CVD”) order on the same product . The Notice of Action covered one entry of certain steel mechanical tubing made in China and imported into the U.S. from Canada by the Company's DynaEnergetics segment during 2015 for use in manufacturing perforating guns.

In July 2015, the Company sent a response to U.S. Customs outlining the reasons the Company’s mechanical tubing imports do not fall within the scope of the AD/CVD orders and should not be subject to AD/CVD duties. In August 2015, U.S. Customs declined to conclude on the Company's assertion that the mechanical tubing the Company had imported is not within the scope of the AD/CVD orders. As a result of this action, on September 25, 2015, the Company filed a request for a scope ruling with the U.S. Department of Commerce ("Commerce Department").

On February 15, 2016, the Company received the Commerce Department’s scope ruling, which determined certain imports, primarily used for gun carrier tubing, are included in the scope of the AD/CVD orders on OCTG from China and thus is subject to anti-dumping and countervailing duties.

The Company plans to appeal the Commerce Department’s ruling. In its financial statements for the year ended December 31, 2015 the Company expects to record a $6.5 to $7.5 million reserve for AD/CVD duties and interest that the Company expects to pay if it is unsuccessful in its appeal. The Company will incur legal defense costs and could also be subject to additional interest and penalties that will not be reflected in its financial statements for the year ended December 31, 2015 as they are neither probable nor estimable at this time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: February 22, 2016	By:	/s/ Michael Kuta
Michael Kuta
Chief Financial Officer